Exhibit 10.2

Terms of Understanding with Michael Saracini, Former GM of Americas

On August 28, 2008, RightNow Technologies, Inc. (the “Company” or  “RightNow”) terminated the employment of Michael A. Saracini, Vice President and General Manager – Americas. In addition to meeting Mr. Saracini’s entitlements under his previously disclosed employment offer letter with respect to limited salary continuation and partial acceleration in the vesting of his stock options, the Company will pay Mr. Saracini (a) his COBRA costs for a period of six months following the end of his employment, and (b) $30,000 incentive payment for July and August, 2008.